Exhibit 99.2

First Quarter 2016 Earnings Call Presentation CALIFORNIA WATER SERVICE GROUP April 28, 2016

Forward-Looking Statements This presentation contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the California drought and its effect on the Company. Words such as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions' decisions; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief; eminent domain actions affecting our water systems; electric power interruptions; the ability to successfully implement conservation measures; changes in customer water use patterns; the impact of weather and climate on water sales and operating results; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements. 2

Today’s Participants Marty Kropelnicki President & CEO Tom Smegal Vice President, CFO & Treasurer 3

Presentation Overview Financial Results Financial Highlights Drought Update Regulatory Update Cap Ex 2007 Recorded to 2018 Projected Net WRAM Balances 2010-2016 Q1 2016-2015 EPS Bridge 4

Financial Results (amounts are in millions, except for EPS) Q1 2015 Q1 2016 Variance Operating Revenue $122.0 $121.7 -0.2% Operations Expense 114.5 115.5 0.8% Income from Operations 7.5 6.3 -16.4% Other Income 0.6 0.3 -55.5% Net Interest 6.5 7.3 12.5% Net Income $1.6 -$0.8 -150.6% EPS $0.03 -$0.02 -150.6% 5

Financial Highlights 2016 is the third year of the California GRC cycle Year-over-year earnings reduced by: Incremental drought expenses of $2.0 million. Cal Water has been granted a memorandum account to track drought costs, which are expected to be recovered through the California Public Utilities Commission’s (CPUC’s) advice letter process. Maintenance expenses of $1.6 million. Maintenance expenses are in line with those experienced in the last six months of 2015 and result in part from changes to operations and operating conditions related to drought. Interest expense due to long-term debt issued in October 2015 and March 2016 of $0.8 million. Company- and developer-funded capital investments were $55.6 million in the quarter, on track to meet the annual target of $180-210 million. This is an increase of $21.5 million or 61.1% compared to the first quarter of 2015. The customer receivable for the WRAM decoupling mechanism declined to $33.6 million due to drought surcharges and the effect of new rates put in place in 2016 to capture lower expected sales volumes. This is the lowest receivable balance since 2011. The Company received financing of $50 million within Q1 on a delayed draw from the fourth quarter debt offering. 6

Drought Update 7 California is entering 5th year since drought was declared Northern California received above-normal rainfall and recorded normal snowfall this winter. Southern California had lower-than-normal precipitation The State Water Project, one of the major backbone surface water systems in the state, has issued a 60% allocation, highest since 2011 The State previously extended mandatory conservation to October but is expected to update its regulations in May, effective June 1 Overall supply situation for Cal Water systems has improved; however conditions differ regionally Cal Water continues to monitor conditions in each system Company revised its drought surcharge program to implement a “courtesy tier” for customers who are nearly meeting targets. Cal Water expects the change to reduce the number of concerned customers contacting the drought call center, potentially lowering drought costs in 2016.

Drought – Financial Effects Muted by Regulatory Mechanisms Cal Water has been “decoupled” (minimizes effect of sales and production costs on earnings) since 2008 with WRAM Sales decline will not reduce profits Revenue accrual, is not included in WRAM, a temporary impact Drought costs recorded for future recovery – $0.02 EPS impact in Q1 2016 Cal Water expects to request approval to recover 2015 drought costs in Q2 Customer surcharges flow to reduce WRAM balances With $11.4 million of drought surcharges recorded in the first quarter, WRAM balance declined $6.9 million YTD Lower sales estimates embedded in 2016 rates for most service areas is expected to improve cash collection. 8

General Rate Case 2015 Update Requested Increases $94.8M in 2017 $23M in 2018 $22.6M in 2019 80% of rate increase is due to capital investments Proposed CapEx of $693M over three years 18 month process – ORA reported findings in February 9

General Rate Case 2015 Update Schedule Update Cal Water files rebuttal testimony at end of April Settlement discussions anticipated in May Length and productiveness of settlement discussions will dictate need for hearing and timing for remainder of the case 10

Capital Investment History and Projection in millions *2016-2018 amounts are based upon Company projections including 2015 California Rate Case filing CAGR = 11% (2007-2018) 11

Net WRAM Balance in millions 12

EPS Bridge Q1 2015 to Q1 2016 13

DISCUSSION